Exhibit 99.1

Howard Clabo (editorial/media) 408.748.5775 Michael Sullivan (financial community) 408.986.7977

Applied Materials’ Planned Acquisition of Varian Semiconductor

Receives Clearance from the Ministry of Commerce of the People’s Republic of China

SANTA CLARA, Calif., November 7, 2011 –Applied Materials, Inc. (Nasdaq: AMAT) today announced that it has received notice from the Chinese Ministry of Commerce (MOFCOM) that it has approved the company’s proposed acquisition of Varian Semiconductor Equipment Associates, Inc. (Nasdaq: VSEA) pursuant to an Agreement and Plan of Merger dated May 3, 2011. The MOFCOM clearance is the last of the regulatory approvals required to complete the merger. Applied expects to close the merger on November 10, 2011 subject to the satisfaction or waiver of all remaining closing conditions set forth in the merger agreement.

Forward-Looking Statements

This press release contains a forward-looking statement regarding the anticipated closing of the acquisition of Varian, which is subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those stated or implied, including but not limited to the parties’ ability to satisfy conditions precedent to consummation of the planned acquisition in a timely manner or at all, and other risks described in Applied’s filings with the Securities and Exchange Commission. All forward-looking statements are based on management’s estimates, projections and assumptions as of the date hereof, and Applied does not undertake any obligation to update any forward-looking statements.

About Applied Materials:

Applied Materials, Inc. (Nasdaq:AMAT) is the global leader in providing innovative equipment, services and software to enable the manufacture of advanced semiconductor, flat panel display and solar photovoltaic products. Our technologies help make innovations like smartphones, flat screen TVs and solar panels more affordable and accessible to consumers and businesses around the world. At Applied Materials, we turn today’s innovations into the industries of tomorrow. Learn more at www.appliedmaterials.com.

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